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                                                                     EXHIBIT 4.3


                      AMENDMENT TO STOCK PURCHASE AGREEMENT


         THIS AMENDMENT TO STOCK PURCHASE AGREEMENT, dated June 30, 1998, is made and entered into between I3S FUNDING I, LLC, a North Carolina limited liability company (the "Purchaser"); I 3S, INC., a Texas corporation (the "Company"); JAMES R. PRICE, GARY A. DOBBINS, CLAY C. SCOTT, JR., CHARLES BO PRICE and GEORGE VENNER (the "Shareholders").

                              W I T N E S S E T H:

         WHEREAS, the parties executed a Stock Purchase Agreement dated as of March 31, 1998 (the "Stock Purchase Agreement") pursuant to which Purchaser purchased 134,029 shares of the Company's Class B Common Stock, no par value per share; and

         WHEREAS, such purchase was pursuant to a plan (the "Plan") that had been approved by the Company's Board of Directors to issue to Purchaser and others, for the aggregate amount of $5,000,000, shares of the Company's common stock representing twenty percent (20%) of all outstanding common stock of the Company on a fully diluted basis (i.e. calculated as if all outstanding options, warrants or other rights to acquire or purchase shares of the Company's common stock, had been exercised); and

         WHEREAS, in issuing 134,029 shares to Purchaser pursuant to the Stock Purchase Agreement, the parties erroneously failed to take into account the additional shares that would be issued for the remaining $3,500,000 that would be paid pursuant to the Plan; and

         WHEREAS, the parties also have been in dispute as to the options, warrants or other rights to acquire or purchase shares that were to be included in determining the number of shares that were to be considered in such 20% calculation; and

         WHEREAS, the parties desire to correct said error and resolve their dispute so that the aggregate amount of common shares issued to Purchaser for its $1,500,000 payment on March 31, 1998 represents thirty percent (30%) of the shares that will have been issued to Purchaser and others in 1998 for the aggregate amount of $5,000,000.

         WHEREAS, on May 22, 1998 the Company declared a 5 for 1 split of its outstanding stock (the "Stock Split").

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, representations and warranties contained in this Amendment and in the Stock Purchase Agreement, and in consideration of the covenants of Purchaser under the stock purchase agreements and the voting trust agreement to be executed in connection with the issuance of the Company's Common Stock for the remaining $3,500,000 that is to be paid by Spotswood Capital, LLC and Blue Ridge Investors Limited Partnership, the parties hereto agree as follows:


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         1. Replacement Stock Certificate. To correct the error and resolve the parties' dispute as described above, the Company shall issue to Purchaser an additional 15,971 (calculated before giving effect to the Stock Split) shares of the Company's Class B Common Stock. To evidence such issuance, as well as the Stock Split, Purchaser shall return to the Company its certificate for 134,029 shares of the Company's Class B Common Stock, and the Company shall issue to Purchaser a replacement certificate representing 750,000 shares of the Company's Class B Common Stock.

         2. Amendments to Stock Purchase Agreement. To reflect the additional 15,971 shares being issued to Purchaser, as well as the Stock Split, the Stock Purchase Agreement is hereby amended as follows:

                  (a) The reference to "134,029" in the recital of the Stock Purchase Agreement, and the reference to "One Hundred Thirty Four Thousand Twenty Nine (134,029)" in Section 1.a. of the Stock Purchase Agreement, are hereby deleted and replaced with "750,000"; and

                  (b) The references to "$3.529" in Sections 2.g.i. and 2.g.v. of the Stock Purchase Agreement are hereby deleted and replaced with "($0.6927)".

         3. Miscellaneous. Except as expressly amended by this Amendment, all the terms and provisions of the Stock Purchase Agreement shall remain unmodified and in full force and effect. This Amendment, together with the Stock Purchase Agreement, represents the entire agreement of the parties with respect to the matters addressed herein, and may not be modified or amended except by the written agreement of all parties. This Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment shall be governed by and construed in accordance with the laws of the State of North Carolina.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives on the date first above written.


ATTEST:                                     I 3S, INC.


     /s/ illegible                          By:  /s/ James R. Price
-------------------------------                ---------------------------------
                                               James R. Price, President



                                   I3S FUNDING I, L.L.C.

                                   By:  GENEVA ASSOCIATES, L.L.C., Manager

                                   By:  /s/ Tracy Scott Turner
                                      ------------------------------------------
                                      Tracy Scott Turner, Member-Manager


         The Shareholders execute this Amendment solely for the purpose of consenting to the terms hereof and waiving any and all preemptive rights with respect to the issuance of the shares of the Company's Class B Common Stock as contemplated hereunder, which rights are hereby waived.



                                       /s/ James R. Price
                                     ------------------------------------------
                                     James R. Price


                                       /s/ Gary A. Dobbins
                                     ------------------------------------------
                                     Gary A. Dobbins


                                       /s/ Clay C. Scott, Jr.
                                     ------------------------------------------
                                     Clay C. Scott, Jr.


                                       /s/ Charles Bo Price
                                     ------------------------------------------
                                     Charles Bo Price


                                       /s/ George Venner
                                     ------------------------------------------
                                     George Venner




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